Exhibit  10.5

June 20, 2007

Ingrid Keiser
Dallas, Texas

Dear Ingrid:

We are delighted to have you as the newest addition to our team. This letter outlines the terms of our conversation regarding your role as Chief Legal Officer.

You will begin work at the Dallas Home Office on July 9th and will be reporting directly to me. You will be paid at the annualized rate of $200,000 (or a biweekly rate of $7692.31).

You will be provided a sign-on bonus of $15,000 (net) payable during your first week of employment.

Incentive Compensation
You will have an incentive potential of 50% of your actual eligible earnings during the fiscal year. Enclosed is a Plan Document, which will provide more details.

ClubCorp Health Benefit Plans and Investment Plans
You will be eligible for health, life, dental, vision, flexible spending accounts and long-term disability benefits on your six-month anniversary. To enroll, you will need to call/or complete the necessary paperwork, prior to your six-month anniversary. Your elections will be effective on the day you complete six- months of continuous service.  Dependent medical and dental coverage will also be available.  Additionally, you will be eligible to participate in our Investment Plan (401k) on your six month anniversary. For additional information, please contact the People Strategy Support Center upon hire.

COBRA Reimbursement
You will be reimbursed for the difference between the COBRA payments you will be paying over the next 6 months and the amount you would pay for similar benefits at ClubCorp.  The reimbursement will be grossed up and paid in a lump sum once you have provided us with your COBRA costs and plan participation levels.

Equity Plan
You will be eligible to participate in the Equity Plan at a full point. Plan details will be provided under separate cover.

Vacation
You will earn three (3) weeks of vacation each year beginning on with the day of hire and each subsequent anniversary date. The vacation earned is subject to the policies stated in the benefits guide.

Additional Agreements Requiring Your Signature
Enclosed is a copy of a Confidentiality Agreement, a Non-Solicitation Agreement and a Non-Competition Agreement for your signature.

If this is in agreement with discussions held, please sign all thee (3) copies, retaining one (1) copy for your records and returning the two (2) additional copies to me using the enclosed stamped envelope.

This letter is not a contract of employment for any specified period of time. You understand that your employment is at-will, regardless of any oral or written statements to the contrary, and may be terminated at any time for any reason by either you or ClubCorp.

Ingrid, congratulations and welcome to ClubCorp. I look forward to our mutual success.  If you have any questions or would like any assistance, please do not hesitate to call.

Exhibit  10.5

Sincerely,

John Longstreet
Executive Vice President, People Strategy

Enclosures

Agreed to this 6th day of July, 2007

/s/ Ingrid Keiser

Ingrid Keiser